Independent Accountant's Consent


The Board of Directors
Linens 'n Things, Inc.:

         We consent to the use of our audit report dated January 31, 2001 on the consolidated financial statements of Linens 'n Things, Inc. and Subsidiaries as of December 30, 2000 and January 1, 2000 and for each of the years in the three-year period ended December 30, 2000 incorporated by reference in this Registration Statement on Form S-8 of the Linens 'n Things, Inc. 2000 Stock Award and Incentive Plan dated June 14, 2001 which report appears in the Company's Annual Report on Form 10-K for the year ended December 30, 2000.



New York, New York
June 11, 2001